NEW DRAGON ASIA CORPORATION ANNOUNCES RECEIPT OF NYSE AMEX NOTICE

Longkou, China – October 8, 2010 – New Dragon Asia Corporation (NYSE Amex: NWD) (“NWD” or “Company”), one of China’s leading producers of instant noodles, flour-related products and soybean derived products, today announced that on October 5, 2010 it received a letter from NYSE Amex LLC (“AMEX”) indicating that it failed to satisfy certain of AMEX’s continued listing standards.  Specifically, Section 1003(f)(v) of the NYSE Amex Company Guide provides that AMEX may delist a security when it sells for a substantial period of time at a low price per share, if the issuer shall fail to effect a reverse split of such shares within a reasonable time after being notified that AMEX deems such action to be appropriate under all the circumstances.

The Company is in the process of announcing the date of an upcoming Annual Meeting of Shareholders at which its board will present a resolution for approval by its shareholders seeking to effect a 1 for 100 reverse split of its outstanding Class A Common Stock.

About NWD
New Dragon Asia Corp., a Florida corporation (AMEX: NWD) is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers.  As the fourth largest instant noodle manufacturer in China, New Dragon Asia markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year.  Instant noodles are also exported to a growing number of countries.  For more information, visit the Company’s website at www.newdragonasia.com.

Contact Information
Ling Wang
(86) 535 – 8951 567
Email: lingwang@newdragonasia.com